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                                                                    EXHIBIT 99.3


N E W S  B U L L E T I N
     FROM:

[LOGO OF THE FINANCIAL RELATIONS BOARD]                      [LOGO OF  SIZZLER
                                                            INTERNATIONAL, INC.]

                                          RE:  SIZZLER INTERNATIONAL, INC.
                                               6101 W. Centinela Ave., Suite 200
                                               Culver City, CA 90230
                                               (310) 568-0135
                                               NYSE: SZ



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AT THE COMPANY:                                          AT THE FINANCIAL RELATIONS BOARD:
Charles Boppell            Kim Forster                   Haris Tajyar              Tricia Ross
President and CEO          Vice President, Planning      General Information       Investor Contact
(310) 568-0135             (310) 568-0135                (310) 442-0599            (310) 442-0599
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FOR IMMEDIATE RELEASE
March 8, 2001

SIZZLER INTERNATIONAL ANNOUNCES NEW CFO

CULVER CITY, CA--March 8, 2001--Sizzler International, Inc. (NYSE: SZ) today announced the appointment of A. Keith Wall, 48, to Chief Financial Officer. Mr.
Wall replaces Steven Selcer who left last year to pursue other interests.

"Keith comes to Sizzler with extensive experience helping companies engineer significant and sustainable financial improvements," said Chuck Boppell, President and Chief Executive Officer of Sizzler International, Inc. "He will play a key role in aligning our growth with our financial resources. We are pleased to have added another high quality executive to our management team and look forward to his contributions."

Mr. Wall has more than 24 years of financial and operational experience, including a series of increasingly more responsible financial positions in the food service industry at Taco Bell and Western Sizzlin, Inc.

Most recently, Mr. Wall served as CFO for Commerce, California-based Central
Financial Acceptance Corporation, a diversified organization with more than 25 subsidiaries and affiliates, where he was responsible for all the company's financial functions, human resources and administration. Mr. Wall joined
Central Financial following the sale of its affiliate Central Rents, Inc. in 1998 at which time he served as Central Rents' CFO. Prior to Central Rents, Mr.
Wall served as Vice President and Controller for Thorn Americas, the operator of Rent-A-Center and Rent-to-Own stores. Thorn Americas recorded sales of nearly
$1 billion last year.

                                    - more -

Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities

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Sizzler International, Inc.
Page 2 of 2

Mr. Wall, a CPA, holds a BS in Business Administration from the Virginia
Polytechnic Institute and State University as well as an MBA from the University of Denver.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 347
Sizzler(R) restaurants worldwide, in addition to 104 KFC(R) restaurants primarily located in Queensland, Australia and 10 Oscar's in the southwest
United States.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Sizzler intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ.

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